CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 30, 2015, relating to the financial statements and financial highlights of Outfitter Fund, a series of PFS Funds, for the year ended January 31, 2015, and to the references to our firm under the headings “Financial Highlights” and “Other Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services Cohen Fund Audit Services, Ltd. Cleveland, Ohio May 28, 2015